Exhibit 99.1

Emclaire Financial Corp. Reports 2009 Earnings and Announces Annual Meeting Date

EMLENTON, Pa.--(BUSINESS WIRE)--February 1, 2010--Emclaire Financial Corp. (NASDAQ: EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $1.5 million or $0.80 per common share for 2009, compared to net income of $2.4 million or $1.87 per common share for 2008.

For the quarter ended December 31, 2009, the Corporation reported consolidated net income of $472,000 or $0.26 per common share, compared to net income of $614,000 or $0.43 per common share for the same period in 2008.

The decrease in net income of $891,000 for the year ended December 31, 2009, compared to 2008, was primarily due to increases in the provision for loan losses and noninterest expense and a decrease in extraordinary income, partially offset by increases in net interest income and noninterest income and a decrease in the provision for income taxes.

HIGHLIGHTS

  The Corporation’s net interest income grew by $1.8 million or 16.7% in 2009. This increase was driven by loan growth of $35.0 million during 2008 including the fourth quarter 2008 acquisition of Elk County Savings and Loan Association (ECSLA) which added $7.3 million to the Corporation’s loan portfolio, the extension of three, one-year tax anticipation notes to local municipalities totaling $11.5 million during the first quarter of 2009, and the third quarter 2009 purchase of a branch banking office in Titusville, Pennsylvania from PNC/National City in which the Corporation acquired, on a fair value basis, $32.5 million in loans, consisting primarily of home equity loans and lines of credit and, to a lesser extent, commercial business loans and lines of credit.
  The provision for loan losses increased $867,000 as a result of continued loan growth and pressure on borrowers related to the prevailing poor national economic conditions. The Corporation continues to maintain sound overall asset quality. Delinquencies and foreclosures are higher than in prior periods, but remain well below the level of national averages and peer banks.
  In the third quarter of 2009, the Corporation recognized impairment charges of $898,000 as management determined that three marketable equity securities were impaired. Offsetting these impairment charges, the Corporation sold several U.S. agency and mortgage-backed securities realizing gains of $863,000.
  During the second and third quarters of 2009, the Corporation recognized $592,000 of costs associated with the aforementioned Titusville branch purchase. These costs included legal, project management, data conversion and valuation services, printing and mailing costs of required disclosure materials, customer check replacement and other conversion costs.
  In the fourth quarter of 2009, stock offering costs of $484,000 were recognized as the Corporation withdrew its common stock offering. These costs were primarily professional fees incurred for legal and accounting services. Also contributing to stock offering costs were fees associated with printing and filing various documents and travel expenses.
  Regular quarterly FDIC insurance premiums increased substantially to $484,000 in 2009, as compared to $82,000 in 2008. In addition, during the second quarter of 2009, the Bank recorded a $178,000 charge due to a special assessment which was assessed on all FDIC insured depository institutions and collected on September 30, 2009.

CONSOLIDATED OPERATING RESULTS REVIEW

The Corporation recognized $1.4 million in provision for loan losses for the year ended December 31, 2009, compared to $500,000 in 2008. This $867,000 increase was due to management’s estimates of the impact on the loan portfolio of credit defaults related to the continued recessionary economic climate, charge-offs, increases in classified and non-performing assets and loan growth in general.

Increased noninterest expense was due to increases in premises and equipment expense, intangible amortization expense, professional fees, FDIC expense and other noninterest expense, partially offset by a decrease in compensation and benefits expense. The increase in premises and equipment expense was primarily related to costs associated with the Titusville branch purchase. The Corporation recognized $203,000 of intangible amortization associated with a core deposit intangible asset of $2.8 million that was recorded related to the branch purchase transaction.

The Corporation incurred $1.3 million in professional fees during 2009, compared to $501,000 in 2008. This increase is attributable to the aforementioned branch purchase and stock offering. Professional fees related to the branch purchase totaled $376,000 and included legal fees, project management fees and conversion assistance costs. Professional fees associated with the stock offering, consisting mainly of legal and accounting fees, were $399,000.

FDIC expense increased $580,000 to $662,000 for the year ended December 31, 2009, compared to $82,000 for 2008. This was the result of increases in base assessment rates for FDIC insurance premiums and a special assessment that was assessed on all FDIC insured depository institutions in 2009. The special assessment totaled $178,000 and was recognized during the second quarter of 2009.

Increased other noninterest expense was due primarily to $216,000 of costs related to the branch purchase. These included costs associated with customer check and debit card replacement and the printing and mailing of required legal disclosures to affected customers. In addition, $85,000 of costs were recognized related to the stock offering consisting of printing and filing fees, NASDAQ listing fees and travel and other expenses.

Partially offsetting these unfavorable variances, compensation and benefits decreased primarily due to the elimination of the Corporation’s incentive programs as part of its capital management and preservation plan adopted during the first quarter of 2009. In addition, severance charges were recognized in the fourth quarter of 2008, associated with the previously disclosed retirement of the Corporation’s former Chairman of the Board, President and Chief Executive Officer.

Extraordinary income decreased as the Corporation recognized $906,000 of extraordinary income during the fourth quarter of 2008 related to the completion of a merger conversion with Elk County Savings and Loan Association (ECSLA) in Ridgway, Pennsylvania. This extraordinary income, also defined as negative goodwill, was the result of the sum of the fair values of the assets acquired less the liabilities assumed exceeding the acquisition costs.

Net interest income increased primarily due to an increase in interest earned on loans resulting from the Bank’s loan growth during the latter part of 2008 and in 2009. Loans increased $35.0 million during 2008 due to the fourth quarter 2008 acquisition of ECSLA which added $7.3 million to the Corporation’s loan portfolio, and growth in commercial real estate, home equity and commercial business loan portfolios of $14.1 million, $8.0 million and $5.2 million, respectively. Loan growth during 2009 was driven by the extension of three, one-year tax anticipation notes to local municipalities totaling $11.5 million during the first quarter of 2009, and the third quarter Titusville branch purchase.

Increased noninterest income was primarily due to a decrease in net losses on securities available for sale. During 2009, the Corporation realized security losses of $898,000 as management determined that three marketable equity securities were impaired. The impairment of these financial industry securities were considered to be other than temporary due to developments in the financial conditions and near-term prospects of the issuers, a downturn of economic conditions of the industry and deteriorating book values of the securities. Offsetting these impairment charges, the Corporation sold several U.S. agency and mortgage-backed securities realizing gains of $863,000. During 2008, the Corporation realized security losses of $391,000 as management determined that two marketable equity securities were impaired.

The decrease in provision for income taxes in 2009 was due to lower pre-tax income with an increased portion of pre-tax income being generated from tax-exempt investment securities and loans.

William C. Marsh, Chairman of the Board, President and Chief Executive Officer stated, “We are extremely pleased with core operating results and the considerable balance sheet growth that the Corporation experienced during 2009. Despite the current condition of the economy, the Corporation grew the Bank’s customer foundation and franchise. Further, the Corporation’s ability to generate competitive and improved net interest revenues and core net income during this period is an achievement that the Board of Directors, executive management, employees and I are proud to have accomplished.”

CONSOLIDATED FINANCIAL CONDITION REVIEW

During the year ended December 31, 2009, total assets increased $91.9 million or 24.5% to $467.5 million at year end from $375.7 million at December 31, 2008. This significant asset growth was driven by total loan portfolio growth of $27.8 million or 10.5%, and increases in securities and cash and equivalents of $33.8 million and $20.4 million, respectively, funded by an increase in customer deposits of $98.7 million or 34.4%.

During 2009, the Corporation’s loan portfolio increased $27.8 million or 10.5% to $292.6 million at December 31, 2009 from $264.8 million at December 31, 2008, primarily due to the addition of loans from the Titusville branch purchase. The Corporation continues to maintain sound overall asset quality. Delinquencies, foreclosures and nonperforming assets are at higher levels than in prior periods, but remain well below the level of national averages and peer banks. Nonperforming assets include nonaccrual loans, loans 90 days or more past due and still accruing, real estate owned and repossessed assets. The Corporation’s nonperforming assets were $2.6 million or 0.56% of total assets at December 31, 2009, compared to $1.1 million or 0.28% of total assets at December 31, 2008. Nonperforming assets consisted of nonperforming loans, real estate owned and repossessed assets of $2.4 million, $173,000 and $40,000, respectively, at December 31, 2009.

Customer deposits increased $98.7 million or 34.4% to $385.3 million at December 31, 2009 from $286.6 million at December 31, 2008. This growth was primarily attributable to the Titusville branch purchase, as deposits at that branch totaled $93.1 million at year end. Organic deposit growth in existing offices totaled $5.6 million or 1.9%. These offices experienced a shift in their deposit composition as core deposits grew $16.4 million or 10.1% while higher priced time deposits declined $10.8 million or 8.7%.

Marsh noted, “The Bank realized loan and deposit growth through expansion in new and existing offices. This growth occurred while asset quality remained strong. We are optimistic about the continued strength of our asset quality and growth prospects.”

Stockholders’ equity increased $900,000 or 2.5% to $37.0 million at December 31, 2009 compared to $36.1 million at December 31, 2008. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.9% of total assets. At December 31, 2009, book value and tangible book value per common share amounted to $20.68 and $16.32, respectively.

In addition to reporting earnings, the Corporation announced that the annual meeting of stockholders will be held on Wednesday, April 28, 2010 at 9:00 AM at the main office of Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting is March 1, 2010.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through NASDAQ under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARIES
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period		Year ended
	ended December 31,		December 31,
	2009	2008	2009	2008

Interest income	$5,423	$5,163	$20,335	$19,093
Interest expense	1,963	2,075	7,583	8,168
Net interest income	3,460	3,088	12,752	10,925
Provision for loan losses	290	215	1,367	500
Noninterest income	1,178	711	2,830	2,487
Noninterest expense	3,845	4,030	12,618	11,032
Income (loss) before provision for income taxes	503	(446)	1,597	1,880
Provision for (benefit from) income taxes	31	(154)	58	356
Net income (loss) before extraordinary income	472	(292)	1,539	1,524
Extraordinary income	-	906	-	906

Net income	$472	$614	$1,539	$2,430

Net income per common share	$0.26	$0.43	$0.80	$1.87
Dividends per common share	$0.14	$0.34	$0.74	$1.30

Return on average assets (1)	0.41%	0.65%	0.37%	0.72%
Return on average equity (1)	5.09%	6.80%	4.23%	9.37%
Return on average common equity (1)	6.32%	8.53%	4.32%	9.38%
Yield on average interest-earning assets	5.07%	6.07%	5.32%	6.18%
Cost of average interest-bearing liabilities	2.21%	2.92%	2.40%	3.16%
Net interest margin	3.29%	3.68%	3.39%	3.59%
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(1) Returns are annualized for the three month period ended December 31, 2009 and 2008.

CONSOLIDATED FINANCIAL CONDITION DATA:

	As of	As of
	12/31/2009	12/31/2008

Total assets	$467,526	$375,664
Cash and equivalents	38,952	16,571
Securities	105,243	71,443
Loans, net	292,615	264,838
Deposits	385,325	286,647
Borrowed funds	40,000	48,188
Common stockholders' equity	29,516	28,623
Stockholders' equity	37,034	36,123

Book value per common share	$20.68	$20.06
Tangible book value per common share	$16.32	$19.06

Net loans to deposits	75.94%	92.39%
Allowance for loan losses to total loans	1.08%	0.99%
Earning assets to total assets	95.55%	94.47%
Stockholders' equity to total assets	7.92%	9.62%
Shares of common stock outstanding	1,431,404	1,431,404

CONTACT:
Emclaire Financial Corp.
William C. Marsh, 724-867-2311; extension 118
Chairman of the Board, President and Chief Executive Officer
wmarsh@farmersnb.com